UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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☐ Soliciting Material Pursuant to §240.14a-12

Earle M. Jorgensen Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EARLE M. JORGENSEN COMPANY

10650 Alameda Street

Lynwood, California 90262

July 22, 2005

Dear Stockholder:

I hope you will join us at our 2005 Annual Meeting of Stockholders on Thursday, August 18, 2005, in Manhattan Beach, California. The Annual Meeting will begin promptly at 10:00 a.m., California time, at the Manhattan Beach Marriott, 1400 Parkview Avenue, Manhattan Beach, California 90266.

This booklet includes the formal notice of the Annual Meeting and the proxy statement. The proxy statement describes how the Board of Directors operates, provides background information on our director candidates, gives information for another voting matter and items of business to be conducted at the Annual Meeting, and explains the proxy voting process.

Even if you own only a few shares, we want your shares to be represented at the Annual Meeting. Whether or not you expect to attend the Annual Meeting, please take a moment now to vote by toll-free telephone call, the Internet or completing and returning the enclosed proxy card in the envelope provided. Whether in person or by proxy, your participation in the Annual Meeting is important to us.

Cordially,

Maurice S. Nelson, Jr.

President, Chief Executive Officer

and Chief Operating Officer

EARLE M. JORGENSEN COMPANY

10650 Alameda Street

Lynwood, California 90262

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 18, 2005

Time:	Doors open: 9:30 a.m., California time Meeting begins: 10:00 a.m., California time

Date:	August 18, 2005

Place:	Manhattan Beach Marriott 1400 Parkview Avenue Manhattan Beach, California 90266

We will hold the Annual Meeting of Stockholders of Earle M. Jorgensen Company (the “Company”), to act and vote on the following matters:

1.	To elect directors of the Company; and

2.	To consider any other matter that is properly raised at the Annual Meeting or any adjournment of the Annual Meeting.

Only stockholders of record at the close of business on July 18, 2005, or their proxy holders, are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting.

The Company’s 2005 Annual Report, which includes our fiscal 2005 financial statements, accompanies this mailing. You can obtain additional copies by written request to our Corporate Secretary.

This Notice of Annual Meeting includes a Proxy Statement. Your vote is important. Please vote your shares promptly. To vote your shares, call the toll-free telephone number or use the Internet as described in the instructions on your proxy card, or sign, date and return your enclosed proxy card in the pre-addressed postage-paid envelope provided.

By order of the Board of Directors,

William S. Johnson

Vice President, Chief Financial Officer

and Secretary

July 22, 2005

Lynwood, California

i

ii

EARLE M. JORGENSEN COMPANY

10650 ALAMEDA STREET

LYNWOOD, CALIFORNIA 90262

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, AUGUST 18, 2005

GENERAL INFORMATION

Who May Vote

Stockholders of Earle M. Jorgensen Company (the “Company” or “EMJ”), as recorded in our stock register at the close of business on July 18, 2005, may vote at the Annual Meeting.

Outstanding Shares

Our shares outstanding on July 18, 2005, the record date for voting at the Annual Meeting, consisted of 50,237,094 shares of common stock with one vote per share.

How to Vote

You can vote in person at the Annual Meeting or you can vote by telephone, on the Internet or by mail as described below. We recommend that you vote by proxy, even if you plan to attend the Annual Meeting. Your vote is critical to establish a quorum for the Annual Meeting. You can change your vote prior to or at the Annual Meeting.

How Proxies Work

Our Board of Directors (the “Board of Directors” or the “Board”) is asking you to appoint Maurice S. Nelson, Jr. and William S. Johnson as your proxy holders to vote your shares at the 2005 Annual Meeting to be held on August 18, 2005. You make this appointment by voting the enclosed proxy card using one of the voting methods described below. Giving us your proxy means you authorize the proxy holders to vote your shares at the Annual Meeting, according to the directions you provide. You may vote for all, some, or none of our director candidates. You also may vote for or against any other voting proposal, or abstain from voting. In the absence of your directions, the proxy holders will vote your shares as directed by your Board.

Unless you indicate otherwise on the proxy card or through the telephone or Internet voting procedures, you also authorize your proxy holders to vote your shares on any matters not known by the Board at the time this Proxy Statement was printed and that, under our Bylaws, may be properly presented for action at the Annual Meeting.

How We Solicit Proxies

In addition to this mailing, our directors, officers and employees (who will receive no compensation in addition to their regular salaries) may solicit proxies personally, electronically, by telephone, or with additional mailings. We pay the costs of soliciting this proxy. We reimburse brokers, banks and similar organizations for their reasonable charges and expenses in sending these materials to you and getting your voting instructions.

How to Vote Your Shares

Voting shares you own directly

If your shares are held in your name, you can vote by proxy as follows:

•	By telephone: Use the toll-free number listed on the proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly received.

•	By Internet: The website for Internet voting is listed on the proxy card. Internet voting allows you to confirm that your instructions have been followed.

•	By mail: Sign, date and return your proxy card in the enclosed pre-addressed, postage-paid envelope.

The telephone and Internet voting procedures use a control number that appears on your proxy card to authenticate you as a stockholder of record and to allow you to confirm that your voting instructions have been correctly recorded. If you vote by telephone or Internet, you do not need to return the proxy card.

Voting shares you hold through a nominee

If you hold shares through someone else, such as a stockbroker, bank or nominee, you will receive material from that firm asking how you want to vote. You can complete the firm’s voting form and return it to the firm. If the firm offers telephone or Internet voting, the voting form will contain instructions on how to access those voting methods.

If you intend to vote your nominee shares in person at the Annual Meeting, you must bring to the Annual Meeting an account statement or letter from the nominee indicating that you beneficially owned the shares on July 18, 2005, the record date for voting.

Voting Shares in the Earle M. Jorgensen Stock Bonus Plan

If you hold our common stock in the Earle M. Jorgensen Stock Bonus Plan, the Trustee will vote those shares as you direct through your voting instructions via telephone, Internet, or the enclosed Confidential Voting Directions to Wells Fargo Bank, N.A., or its successor, as Trustee, for you to use to instruct the Trustee how to vote shares credited to your account. Your Confidential Voting Directions (or any revocation of your prior Confidential Voting Directions) must be received by the Trustee by 5:00 p.m. Eastern time, on August 16, 2005. If the Trustee doesn’t receive timely Confidential Voting Directions from you, the Trustee will vote all shares in the Stock Bonus Plan for which it did not receive voting directions in the same proportion as it votes the Stock Bonus Plan shares for which it received timely voting directions. We anticipate that the combination of the Earle M. Jorgensen Stock Bonus Plan and the Earle M. Jorgensen Employee Capital Accumulation Plan will be completed between the date of mailing this Proxy Statement and the date of the Annual Meeting, and the Trustee of the combined plan will be T. Rowe Price Trust Company, as successor to Wells Fargo Bank, N.A.

Returning a Signed Proxy without Voting Instructions

If you do return a signed proxy card without providing voting instructions, your shares will be voted in favor of our director candidates and, in the discretion of the proxies, on any other matters that may come before the Annual Meeting.

Revoking a Proxy

You may revoke your proxy before it is voted at the Annual Meeting by:

•	submitting a revocation letter with a later date than your proxy card;

•	delivering a second signed proxy card dated later than the first signed proxy card;

•	voting at a later time by telephone or the Internet; or

•	attending the Annual Meeting and voting in person.

If you are a street name stockholder, and you vote by proxy, you may later revoke your proxy instructions by informing the holder of record in accordance with that holder’s procedures.

Confidential Voting

American Stock Transfer & Trust Company, the Company’s transfer agent, will count the votes. Its officers or employees will serve as inspectors of election. Your individual vote, proxies, consents, ballots and voting materials are confidential, except in special circumstances (such as a contested proxy or consent solicitation or as otherwise required by law). For example, if you write comments on your proxy card or accompanying material, your comments will be provided to us without indicating how you voted, unless you include your vote in your comment or if how you voted is necessary to understand your comment.

Quorum

In order to have a valid meeting and election, and to carry out the business of the Annual Meeting, we must have a quorum of shares attending in person or by proxy. This means that at least a majority of the outstanding shares eligible to vote are represented at the Annual Meeting, either in person or by proxy. If you give instructions to abstain from voting, your shares will count towards a quorum but will not be voted on any matter.

Votes Needed

The director candidates who receive the most votes will be elected to fill the available seats on the Board of Directors. If you are a street name holder and don’t vote your shares, your broker can vote your shares at its discretion on any of the matters to come before this Annual Meeting. Abstentions and broker non-votes count for quorum purposes but not for voting purposes. Broker non-votes occur when a broker or other nominee returns a proxy but does not have authority to vote on a particular proposal. Brokers and other nominees have authority to vote on the proposal under consideration at this Annual Meeting.

Other Matters

The Board does not know of any other matter that will be presented for consideration at the Annual Meeting. If any other matter does properly come before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct otherwise in your proxy instruction.

CORPORATE GOVERNANCE

The Board of Directors

The Board consists of nine directors who possess the requisite personal and professional ethics and are committed to representing the long-term interests of our stockholders. Currently, four of the nine directors are independent. Our Bylaws provide that each member of our Board serves until the next annual meeting of our stockholders.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines outlining the responsibilities of the Board. These Corporate Governance Guidelines are posted on the Company’s website at www.emjmetals.com under “Investors.” A print copy of the Corporate Governance Guidelines is available to any stockholder who requests it. The Board’s primary role is to represent the interests of the Company’s stockholders in strategic and material decisions of the Company. Among the most important responsibilities are (1) overseeing management’s performance, (2) guiding EMJ’s long-term strategic plans, (3) exercising direct decision-making authority in key areas, such as authorizing the issuance of shares, declaring dividends, and other significant Company activities, and (4) selecting and evaluating the performance of the Chief Executive Officer, reviewing and evaluating the performance of the senior management team, planning for management succession and reviewing executive compensation. The Board believes that the position of Chairman of the Board should be a non-executive position and separate from the Company’s Chief Executive Officer.

Committees of the Board of Directors

Our Board has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The charters for each of these committees are available on our website at www.emjmetals.com under “Investors,” and are available in print to any stockholder who requests a copy from our Corporate Secretary. Each of these committees is comprised of only independent directors and regularly reports to the Board as a whole.

Director Independence

Our Corporate Governance Guidelines require that a majority of the Board consists of independent directors within 12 months of the Company’s listing on the New York Stock Exchange (“NYSE”). In general, the Corporate Governance Guidelines require that an independent director must have no material relationship with EMJ, directly or indirectly, except as a director, and be free of any relationship that interferes with his or her independence from management and the Company. The Board determines independence on the basis of the standards specified by the NYSE and the Corporate Governance Guidelines.

The NYSE standards generally provide that a director is not independent if (1) within the last three years the director is or has been an employee of, or a member of the director’s immediate family is or has been an executive of, EMJ, (2) the director or a member of the director’s immediate family has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from EMJ other than for service as a director or pension or other deferred compensation for prior services (that is not contingent on continued service), (3) the director, or a member of the director’s immediate family, is a current partner of our independent external auditing firm Ernst & Young LLP, (4) the director is a current employee of our external auditing firm, (5) an immediate family member of a director is a current employee of our external auditing firm and participates in its audit, assurance or tax compliance (but not tax planning) practice, (6) the director or an immediate family member was, within the last three years (but is no longer), a partner or employee of the external auditing firm and personally worked on EMJ’s audit in that time, (7) the director or a member of the director’s immediate family is, or has been in the past three years, employed as an executive of a company where an EMJ executive at the same time serves or served on the compensation committee, or (8) the director is a current employee, or a member of the director’s immediate family is a current executive, of a company that has made payments to, or received payments from, EMJ in an amount that, in any of the past three fiscal years, exceeds the greater of $1 million or 2% of that other company’s consolidated gross revenues.

Our Corporate Governance Guidelines also provide that a director is not independent if within the prior three-year period (1) the director is or has been an employee, excluding employment as an interim Chairman of the Board or Chief Executive Officer, or a member of the director’s immediate family is or has been an executive officer, of EMJ, (2) the director, or a member of the director’s immediate family, receives or has received, more than $75,000 per year in direct compensation from EMJ, other than (a) director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), (b) compensation received by a director for service as an interim Chairman of the Board or Chief Executive Officer, or (c) compensation received by an immediate family member for service as a non-executive employee, (3) the director is or has been affiliated with or employed by, or a member of the director’s immediate family is or has been affiliated with or employed in a professional capacity by, a present or former internal or external auditor of EMJ, (4) the director, or a member of the director’s immediate family, is or has been employed as an executive officer of another company where any of EMJ’s present executives serve on that company’s compensation committee, (5) the director is or has been a director, an executive officer or an employee, or a member of the director’s immediate family is or has been an executive officer, of a company that makes payments to, or receives payments from, EMJ for property or services in an amount which, in any single fiscal year, exceeds the greater of $750,000 or 1% of such other company’s consolidated gross revenues, (6) the director is or has been a director or an executive officer of a charitable organization that receives payments from EMJ in an amount which, in any single fiscal year, exceeds the greater of $750,000 or 1% of such charitable organization’s consolidated gross revenues, (7) the director or a member of the director’s immediately family, is or has been, indebted to EMJ in an amount which, at any time exceeds $100,000 or such indebtedness is not on arm’s-length terms, or (8) the director is a principal of a law firm, an investment banking firm, a financial advisory firm or a consulting firm that performs services for EMJ, and payments made by EMJ to the firm in any single fiscal year exceed 1% of the firm’s annual gross revenues.

The Board has reviewed business, charitable and other relationships between EMJ and each non-employee director to determine compliance with the independence standards described above and to evaluate whether there are any other facts or circumstances that might impair a director’s independence. Based on its review, the Board was not aware of any business or other relationship that might bear on the independence of Mr. Mason, Dr. Rutledge, Mr. O’Donnell and Mr. Sharkey, and has affirmatively determined that each of Mr. Mason, Dr. Rutledge, Mr. O’Donnell and Mr. Sharkey are independent from and have no material relationship with EMJ.

Board and Committee Meetings and Attendance

Board members are expected to attend each Board meeting and each meeting of any committee on which such Board member serves. The Board met seven times in fiscal 2005. In fiscal 2005, the Audit Committee held six meetings. The Compensation Committee and the Nominating and Corporate Governance Committee did not become active until after our initial public offering in April 2005 and held no meetings in fiscal 2005.

All incumbent directors attended at least 75% of the combined total number of meetings of the Board and committee on which they served.

Executive Session

Non-management directors meet regularly in executive sessions without management. “Non-management” directors are all those who are not Company officers or employees and include directors, if any, who are not “independent” by virtue of the existence of a material relationship with the Company, former status or family relationship or for any other reason. Executive sessions are led by a “Lead Director.” An executive session is held in conjunction with each regularly scheduled quarterly Board meeting and other sessions may be called by the Lead Director in his own discretion or at the request of the Board. Mr. Mason has been designated as the Lead Director by the Nominating and Corporate Governance Committee.

Annual Meeting Attendance

We encourage each member of the Board of Directors to attend each Annual Meeting of Stockholders. All of the directors attended the 2004 Annual Meeting of Stockholders.

Code of Ethics and Code of Business Conduct and Ethics

The Board has approved EMJ’s Code of Ethics for Senior Financial Officers (the “Code of Ethics”), which contains the code of ethics for the Company’s Chief Executive Officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions under SEC rules, and EMJ’s Code of Business Conduct and Ethics (the “Code of Conduct”) for directors, officers and employees in accordance with the NYSE listing standards. The Code of Ethics and the Code of Conduct are posted on our Internet website at www.emjmetals.com under “Investors” and are available in print to any stockholder who requests a copy.

The Board has appointed a corporate compliance committee that oversees our compliance program for the Code of Conduct. It reviews any issues under the Code of Conduct involving an executive or a director and reports its findings to the Audit Committee on an annual basis or more frequently if necessary. The Audit Committee oversees our compliance program for the Code of Ethics and reports its findings to the Board. Only the Board or one of its committees can approve waivers from the Code of Conduct or the Code of Ethics for directors, executive officers and senior financial officers of the Company. The Board does not envision that any waivers of the Code of Conduct or the Code of Ethics will be granted for these individuals, but if it were to approve a waiver, the waiver will be disclosed promptly on our Internet site and as otherwise required by the rules of both the SEC and the NYSE.

The Board has adopted EMJ’s Policy on Communicating Complaints and Concerns to the Company and the Board of Directors, which establishes procedures to ensure that complaints and concerns are effectively communicated to the Company and the Board. We have engaged a third party to administer our toll-free compliance helpline and our Internet helpline, which allow our employees to communicate complaints or reports to the Company and the Board. The confidential hotline number and website address are set forth in our Code of Conduct and in our Policy on Communicating Complaints and Concerns to the Company and the Board of Directors, each of which are posted on our website at www.emjmetals.com under “Investors.”

Director Selection

Our Corporate Governance Guidelines describe the minimum director qualification standards that the Nominating and Corporate Governance Committee looks for in director candidates. The Nominating and Corporate Governance Committee identifies director candidates primarily through recommendations made by our directors. These recommendations are developed based on our directors’ knowledge and experience in a variety of fields. The Nominating and Corporate Governance Committee also considers recommendations made by our stockholders. The Nominating and Corporate Governance Committee evaluates all candidates on the criteria established in our Corporate Governance Guidelines. Its evaluation process with respect to new candidates includes reference checks and personal interviews with potential nominees who appear to satisfy the criteria. The Nominating and Corporate Governance Committee also considers the candidate’s judgment, experience, understanding of our business or other related industries, and other factors relevant to the needs of the Board and the Company. The Nominating and Corporate Governance Committee selects qualified candidates and makes its recommendations to the Board. The Board decides whether to invite the candidate to be a nominee for election to the Board. Other than Mr. O’Donnell and Mr. Sharkey, each of the director candidates named below is standing for re-election. Mr. O’Donnell joined the Board in January 2005 and was recommended by a non-management director. Mr. Sharkey joined the Board in May 2005 and was recommended by our Chief Executive Officer. We have not retained any search firms or paid any fees to search firms or others to assist in identifying or evaluating director candidates.

We have entered into a nominating agreement with Kelso Investment Associates, L.P., a Delaware limited partnership (“KIA I”), Kelso Equity Partners II, L.P., a Delaware limited partnership (“KEP II”), KIA III-Earle M. Jorgensen, L.P., a Delaware limited partnership (“KIA III-EMJ”), and Kelso Investment Associates IV, L.P., a Delaware limited partnership (“KIA IV,” and together with KIA I, KEP II and KIA III-EMJ, the “Kelso Funds”), which provides that for so long as the Kelso Funds own in excess of 20% of our issued and outstanding common stock, the Kelso Funds will be entitled to designate two directors, and for so long as the Kelso Funds own in excess of 10% of our issued and outstanding common stock, the Kelso Funds will be entitled to designate one director, to be included in the slate of directors nominated by us for election to our Board of Directors in our annual proxy statement. Messrs. Nickell and Wahrhaftig have been designated by the Kelso Funds pursuant to the nominating agreement.

Stockholder Nominations and Communications to Directors

The Board and the Nominating and Corporate Governance Committee have adopted EMJ’s Stockholder Nominations and Communications Policy which provides for (1) the consideration of candidates for director nominees recommended by stockholders and (2) stockholder communications to the Board. Our Stockholder Nominations and Communications Policy is posted on our website at www.emjmetals.com under “Investors.”

Pursuant to this policy, stockholders may recommend nominees for consideration by the Nominating and Corporate Governance Committee by submitting the names and the following supporting information to the Company’s Secretary: Secretary, Stockholder Nominations, Earle M. Jorgensen Company, 10650 Alameda Street, Lynwood, California 90262. The submissions should include a current resume and curriculum vitae of the candidate and a statement describing the candidate’s qualification’s and contact information for personal and professional references. The submission should also include the name and address of the stockholder who is submitting the nominee, the number of shares which are owned of record or beneficially by the submitting stockholder and a description of all arrangements or understandings between the submitting stockholder and the candidate. The formal procedures provided by our Bylaws (including an advance notice requirement), are discussed below under the heading “STOCKHOLDER PROPOSALS AND NOMINATIONS.”

EMJ’s Stockholder Nominations and Communications Policy sets forth the procedures for stockholders or others to communicate to the Board, to non-management or independent directors as a group, to individual directors and to the Audit Committee. Pursuant to this policy, written correspondence should be addressed to its intended recipient in care of the Secretary, 10650 Alameda Street, Lynwood, California 90262. For matters related to the Company’s financial statements, accounting practices, internal controls, business ethics, our Code of Ethics or our Code of Conduct, the correspondence should be addressed to the Chair of the Audit Committee. To communicate to the non-management or independent directors as a group, address your correspondence to the Chair of the Nominating and Corporate Governance Committee. All correspondence to directors will be forwarded unopened to the specified party. The recipient will decide the appropriate response or action and may ask Company management to respond or take follow-up action.

Additional Information

The “Investors” part of our website at www.emjmetals.com contains additional information, including written charters for the Board committees. The information is also available in print form to any stockholder who requests it.

COMMITTEES OF THE BOARD OF DIRECTORS

Director	Audit	Nominating & Corporate Governance	Compensation Committee	Director Position(s) Held
David M. Roderick				Board Chairman
Maurice S. Nelson, Jr.
William A. Marquard
Frank T. Nickell
David I. Wahrhaftig
Earl L. Mason*	✓	✓		Audit Committee Chairman
Dr. John Rutledge*	✓	✓	✓
Joseph T. O’Donnell, Jr.*	✓		✓	Compensation Committee Chairman
Andrew G. Sharkey, III*		✓	✓	Nominating and Corporate Governance Committee Chairman

*	Independent

Audit Committee

The Audit Committee, among other things, assists the Board in fulfilling the Board’s oversight responsibilities with respect to the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of the registered public accounting firm that audits our financial statements and the performance of our internal audit function and of our outside auditors. The Audit Committee confers formally with our independent registered public accounting firm, as well as with members of our management, our internal auditors and those employees performing internal accounting functions, to inquire as to the manner in which the respective responsibilities of these groups and individuals are being discharged.

The Board has determined that all members of the Audit Committee are independent as defined in the NYSE listing standards and as defined in the standards established by the SEC, that all are financially literate and that Earl L. Mason is a “financial expert” as defined in the SEC rules. None of the Company’s Audit Committee’s members serves simultaneously on the audit committees of three or more public companies. The Audit Committee regularly reports to the Board. The Audit Committee engages our independent registered public accounting firm and approves our internal auditors. The Audit Committee reviews and approves the scope of the audit conducted by the independent registered public accounting firm of EMJ and all fees for audit and non-audit services provided by the independent registered public accounting firm, and reviews the accounting principles being applied by EMJ in financial reporting and the adequacy of internal controls and financial accounting procedures.

Fees paid to the independent registered public accounting firm and the Audit Committee Report appear below.

Compensation Committee

The Compensation Committee was formed by our Board on January 25, 2005, to become effective after the completion of our initial public offering. The Compensation Committee, among other things, (1) reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer, (2) evaluates the Chief Executive Officer’s performance in light of such goals and objectives, (3) determines and approves the Chief Executive Officer’s compensation level, (4) makes recommendations to the Board with respect to compensation of the executive officers other than the Chief Executive Officer, incentive compensation plans and equity-based plans, and (5) takes such other actions within the scope of its charter as the Compensation Committee deems necessary or appropriate. The Board has determined that each member of the Compensation Committee is independent under the NYSE listing standards.

The Compensation Committee’s Report on Executive Compensation is included below.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee was formed by our Board on January 25, 2005, to become effective after the completion of our initial public offering. The Nominating and Corporate Governance Committee, among other things, (1) identifies individuals qualified to become members of the Board consistent with criteria approved by the Board, (2) selects or recommends that the Board select, the director nominees for each annual meeting of stockholders, (3) develops and recommends to the Board a set of corporate governance principles applicable to EMJ, (4) oversees the evaluation of the Board and management, (5) assists the Board in developing a management succession plan, (6) recommends to the Board the directors that shall serve on each committee of the Board, and (7) takes such other actions within the scope of its charter as the Nominating and Corporate Governance Committee deems necessary or appropriate. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent under the NYSE listing standards.

PROPOSAL FOR ELECTION OF DIRECTORS

Nine directors constituting the entire Board of Directors will be elected at the Annual Meeting. The Board of Directors and the Nominating and Corporate Governance Committee have nominated the director candidates named on the following pages, which also provide biographies of each of the nine nominees. Each nominee for election as a director is standing for re-election except for Mr. O’Donnell and Mr. Sharkey, who were appointed by the Board to fill newly created directorships. The term of office for each director elected at the Annual Meeting will be until the next annual meeting and until their successors are duly elected and qualified.

Each nominee has agreed to serve as a director. If a director nominee becomes unavailable for election, which we do not anticipate, your proxy authorizes the persons named as proxies to vote for a replacement nominee if the Board designates one, or the Board may instead reduce its membership.

The Board of Directors unanimously recommends that you vote FOR the election of each of the nominees as directors. Unless otherwise indicated on your proxy, the proxyholders will vote your proxy FOR the election of all named nominees.

Directors and Executive Officers

The following table contains information with respect to our executive officers and directors, including their ages as of July 18, 2005. There are no family relationships between any of our executive officers or directors.

Name	Age	Position
Maurice S. Nelson, Jr.	67	President, Chief Executive Officer, Chief Operating Officer and Director
R. Neil McCaffery	55	Executive Vice President
William S. Johnson	48	Vice President, Chief Financial Officer and Secretary
Frank D. Travetto	52	Vice President, Merchandising
Kenneth L. Henry	59	Executive Vice President
James D. Hoffman	47	Vice President
David M. Roderick	81	Chairman of the Board
William A. Marquard	85	Director
Earl L. Mason	58	Director
Frank T. Nickell	57	Director
Joseph T. O’Donnell, Jr.	57	Director
Dr. John Rutledge	56	Director
Andrew G. Sharkey, III	59	Director
David I. Wahrhaftig	48	Director

Nominees for Directors

DAVID M. RODERICK	Director since 1998

Mr. Roderick has been Chairman of the Board of Directors of EMJ since January 21, 1998 and a director of EMJ since January 1994. Mr. Roderick also serves as a director of BWAY Corporation, a general line container manufacturing company, and Kelso & Companies, Inc. Previously, Mr. Roderick served in various capacities at USX Corporation, a steel manufacturing company. Mr. Roderick joined USX in 1959, was chairman of USX Finance Committee and a director from 1973 to 1975, was President and a director from 1975 until 1979 and was Chief Executive Officer and chairman of the board from 1979 to 1989.

WILLIAM A. MARQUARD	Director since 1990

Mr. Marquard has been a director of EMJ since March 1990. Mr. Marquard also serves as a director of Kelso & Companies, Inc., and InfraReDx, Inc., a photomedical technologies company, and served as a director and chairman of the board of Arkansas Best Corporation, a transportation holding company, until July 2004.

EARL L. MASON	Director since 2002

Mr. Mason has been a director of EMJ since January 2002, Audit Committee Chairman since July 2002, and a member of the Nominating and Corporate Governance Committee since January 2005. Mr. Mason retired in December 2000 from Alliant Exchange (formerly the distribution business of Kraft Foods), after serving as Chief Executive Officer and President since April 1999. Before that, Mr. Mason was Senior Vice President and Chief Financial Officer of Compaq Computer Corporation from May 1996 to April 1999 and held the position of Senior Vice President and Chief Financial Officer of Inland Steel Industries, Inc. from June 1991 to May 1996. Mr. Mason also served as Group Executive of Digital Equipment Corporation from June 1990 to June 1991 and as Chief Financial Officer of its European subsidiary from October 1987 to June 1990, and held various positions over 15 years at AT&T Corporation. Mr. Mason is also chairman of the board of Computer Horizons Corporation, an enterprise solutions and human capital management company.

MAURICE S. NELSON, JR.	Director since 1997

Mr. Nelson has been our President, Chief Executive Officer and Chief Operating Officer and a director of EMJ since February 1, 1997. Before that, Mr. Nelson served as President, Chief Executive Officer and Chief Operating Officer of Inland Steel Industries, Inc., a steel manufacturing company, from 1992 until April 1996. Prior to that, Mr. Nelson was the President of the Aerospace and Commercial division of the Aluminum Company of America (Alcoa), an aluminum manufacturing company, from 1987 to 1992.

FRANK T. NICKELL	Director since 1993

Mr. Nickell has been a director of EMJ since August 1993. He has been President and a director of Kelso & Companies, Inc. since March 1989 and Chief Executive Officer of Kelso & Companies, Inc. since September 1997. He is also a director of The Bear Stearns Companies Inc., a financial services company, BlackRock, Inc., a financial management company, and Custom Building Products, Inc., a building products company.

JOSEPH T. O’DONNELL, JR.	Director since 2005

Mr. O’Donnell has been a director of EMJ since January 1, 2005, Compensation Committee Chairman since May 2005, and a member of the Audit Committee since January 1, 2005. Mr. O’Donnell is a founding partner of Briscoe Capital Management, LLC, an investment advisory firm that manages a portfolio of senior secured debt. Mr. O’Donnell is currently a director of Endo Pharmaceuticals Holdings, Inc., a specialty pharmaceutical company, a director of Metzler North America Corp., the U.S.-based corporate finance affiliate of B. Metzler seel. Sohn & Co., Frankfurt, Germany, an international investment company, and President of Van Beuren Capital, L.L.C., a private merchant banking and advisory firm. Until December 31, 2002, Mr. O’Donnell was President of Metzler Corporation. Prior to joining Metzler, Mr. O’Donnell spent 26 years at various affiliates of Bankers Trust Corporation. From 1986 to 2000, he was involved in the acquisition and leveraged finance business. Prior to 1986, he was involved in Bankers Trust’s global airline and aerospace division and in middle-market financing activities in the New York Metropolitan area.

DR. JOHN RUTLEDGE	Director since 1992

Dr. Rutledge has been a director of EMJ since June 1992, a member of the Audit Committee since June 1994, and a member of the Compensation Committee and the Nominating and Corporate Governance Committee since January 2005. Dr. Rutledge is the founder of Rutledge Capital, a merchant banking firm, and has been chairman of its board since January 1991. He is the founder of Claremont Economics Institute, and has been chairman of its board since January 1979. Dr. Rutledge is also a director of The Amerindo Investment Fund, a financial management company, and CROM Corporation, a designer and manufacturer of prestressed concrete tanks, and served as a director of Lazard Freres Funds, a financial management company, until January 2004.

ANDREW G. SHARKEY, III	Director since 2004

Mr. Sharkey has been a director of EMJ, a member of the Compensation Committee and Chairman of the Nominating and Corporate Governance Committee since May 2005. Mr. Sharkey also serves as director, President and Chief Executive Officer of the American Iron and Steel Institute (“AISI”), a non-profit association of North American companies engaged in the iron and steel industries, which positions he has held since he joined AISI in August 1993. Prior to that, Mr. Sharkey served for 12 years as the President of the Steel Service Center Institute, the predecessor of Metals Service Center Institute, a trade association.

DAVID I. WAHRHAFTIG	Director since 2003

Mr. Wahrhaftig has been a director of EMJ since July 2003. Mr. Wahrhaftig has been a managing director of Kelso & Company, L.P. and a director of Kelso & Companies, Inc. since April 1997, after joining the firm in 1987. Mr. Wahrhaftig is also a director of Endo Pharmaceuticals Holdings, Inc., a specialty pharmaceutical company, BWAY Corporation, a general line container manufacturing company, Consolidated Vision Group, an operator of discount retail eyeglass and contact lens stores, and Insurance Auto Auctions, Inc., a provider of automotive and specialty salvage services.

Executive Officers

In addition to Mr. Nelson, the following are executive officers of EMJ:

R. Neil McCaffery. Mr. McCaffery has been our Executive Vice President since March 2001. Before that, Mr. McCaffery was our Vice President Western Region since March 1997 and our Vice President Southern Region since April 1996. Prior to that, Mr. McCaffery held various sales and operational positions since joining EMJ in 1968.

William S. Johnson. Mr. Johnson has been our Vice President, Chief Financial Officer and Secretary since January 1999. Before that, Mr. Johnson was EMJ’s Controller since February 1995 and was EMJ’s Assistant Controller since February 1994. Prior to that, Mr. Johnson has held various financial and accounting management positions with several distribution-related companies. Mr. Johnson is a certified public accountant and began his career at Ernst & Ernst, a predecessor of Ernst & Young.

Frank D. Travetto. Mr. Travetto has been our Vice President Merchandising since March 1997. Before that, Mr. Travetto was EMJ’s Vice President Western Region since 1996, EMJ’s Vice President Eastern Region from 1992 to 1996, and EMJ’s Division President, Canadian Operations from 1990 to 1992. Prior to that, Mr. Travetto held various sales and operational positions since joining EMJ in 1973.

Kenneth L. Henry. Mr. Henry has been our Executive Vice President responsible for operating our Dallas, Houston and Tulsa facilities since July 2003. Before that, Mr. Henry was our Vice President responsible for operating our Chicago and Quad Cities facilities since January 1998. Before that, Mr. Henry was EMJ’s Vice President Central Region since 1995. Before that, Mr. Henry was our Vice President Southern Region since 1992, and Vice President of the Kilsby-Roberts Division of EMJ from April 1990 to 1992. Prior to that, Mr. Henry held various sales and operational positions since joining Kilsby-Roberts in 1975.

James D. Hoffman. Mr. Hoffman has been our Vice President since March 2001 and has been responsible for operations of our Cleveland and Boston facilities since March 2001. Before that, Mr. Hoffman was our Vice President Eastern Region since July 1996. Before that, Mr. Hoffman was District Manager for our Cleveland and Buffalo operations since June 1992. Prior to that, Mr. Hoffman held various sales and operational positions since joining EMJ in 1991.

COMPENSATION OF DIRECTORS

Directors Compensation

For fiscal 2005, each of our non-management directors received an annual retainer of $20,000, payable quarterly, except for (1) Mr. Roderick, who as Chairman of the Board received an annual retainer of $30,000, payable quarterly, (2) Messrs. Nickell and Wahrhaftig, who have not received compensation for their services as directors, and (3) Mr. Mason, who as Chairman of the Audit Committee received $25,000, payable quarterly. On December 21, 2004, Earle M. Jorgensen Holding Company, Inc. (“Holding”), the Company’s former parent, paid a bonus of $202,640 to Mr. Roderick in consideration of his service as Chairman of the Board of Holding and EMJ.

Effective April 20, 2005, each of our non-management directors, except Messrs. Nickell and Wahrhaftig and directors designated by the Kelso Funds pursuant to the nominating agreement who do not qualify as independent directors under our Corporate Governance Guidelines, who will not receive compensation for their services as directors, receive the following in consideration for their service as directors: (1) an annual retainer of $32,000, payable quarterly, except for the Chairman of the Board, who receives an annual retainer of $42,000, payable quarterly, (2) $2,000 per meeting of our Board that the director attends, whether in person or otherwise, payable quarterly, and (3) an annual grant of options under our stock incentive plan on April 1 of each year to purchase 10,000 shares of our common stock at an exercise price per share equal to the fair market value of our common stock on the grant date. The options granted to our non-officer directors will vest completely on the day following the six month anniversary of the grant date. Each member of the Audit Committee and the Compensation Committee also receives $1,000 per committee meeting that the member attends, whether in person or otherwise. In addition, the Chairmen of the Audit Committee and the Compensation Committee receive $10,000 and $5,000 per year, respectively. All non-officer directors are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to, and attendance at, meetings of our Board of Directors or committees thereof.

Insurance

We maintain directors’ and officers’ insurance coverage for the directors, executives and the Company. The Company also has entered into an indemnification agreement with each director to preserve the maximum protections provided by state corporation law and our Bylaws and to provide assurance to directors regarding future rights to indemnification.

AUDITOR MATTERS

Pre-Approval Policies

The Audit Committee has implemented policies and procedures for the pre-approval of all audit, audit-related and tax services for the Company, which meets the requirements under the Sarbanes-Oxley Act of 2002. The Audit Committee has pre-approved certain audit, audit-related, and tax services to be performed by our independent auditors, Ernst & Young LLP. These pre-approved services include the quarterly reviews of our consolidated financial statements and the Company’s periodic filings with the SEC; annual audit and related filings for the Company’s 401(k) plan, stock bonus plan and Hourly Pension Plan, and review of Form 5500s; and preparation of federal and state income tax returns. The Audit Committee has provided the Audit Committee Chair with the authority to approve up to $50,000 of other audit, audit-related and non-audit services, subject to ratification of the Audit Committee at its next regularly scheduled meeting. Additionally, the Audit Committee has directed Ernst & Young LLP not to perform any services for the Company that are specifically prohibited by the Sarbanes-Oxley Act of 2002.

Fees approved by the Audit Committee for audit and non-audit services conducted by the Company’s independent auditor for each of the last two fiscal years are as follows:

		Year Ended March 31,
Type	Description of Service	2004	%	2005	%
Audit Fees	Audit and review of consolidated financial statements included in Form 10-K and Form 10-Q, respectively	$716,000	74.1%	$716,000	51.7%

Audit-Related Fees	Audits of employee benefit plans; review of Form 5500s	62,000	6.4%	57,000	4.1%

Tax Fees	Review of income tax returns; consultations related to income tax inquiries and audits and advisory services related to the Company’s corporate reorganization and initial public offering	42,000	4.3%	181,000	13.1%

All Other Fees	Review of various Form S-1 and Form S-4 filings, including service performed in connection with the Company’s financial restructuring and initial public offering	147,000	15.2%	430,000	31.1%

		$967,000	100.0%	$1,384,000	100.0%

The Audit Committee pre-approved all of the fees described under the headings “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” above.

Selection of Auditor

The Audit Committee, as required by law, is directly responsible to appoint the Company’s independent auditor. The Audit Committee appointed Ernst & Young LLP to audit the Company’s financial statements for fiscal 2005. In the past, the Audit Committee has appointed the Company’s independent auditor during the third quarter of the applicable fiscal year. However, the Audit Committee expects to appoint its independent auditor for fiscal 2006 during the second quarter of fiscal 2006.

Representatives of Ernst & Young LLP, the Company’s independent auditor for fiscal 2005, will be present at the Annual Meeting and may make a statement if Ernst & Young LLP would like to do so. They will also be available to respond to appropriate questions.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling the Board’s oversight responsibilities over the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of the registered public accounting firm that audits our financial statements and the performance of our internal audit function and of our outside auditors. The Audit Committee is comprised of three directors and, each director is “independent” as defined in the listing standards for the NYSE and as defined in the standards established by the SEC. During fiscal 2005, the Audit Committee met six times. The Audit Committee operates under a written charter adopted by the Audit Committee and the Board of Directors that was filed as Annex E to Amendment No. 5 to Registration Statement on S-4, filed with the SEC on March 11, 2005, and is posted on our website.

In fulfilling its responsibilities under its Charter, the Audit Committee reviewed and discussed the audited financial statements for fiscal 2005 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, SEC rules, and other applicable professional standards. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and discussed with the independent registered public accounting firm its independence from management and EMJ. The Audit Committee has also considered the compatibility of non-audit services rendered by our independent registered public accounting firm with its independence. The Audit Committee approved all fees paid to the independent registered public accounting firm for audit and non-audit services.

In reliance on the reviews and discussions outlined above, the Audit Committee recommended to the Board of Directors (and the Board subsequently approved the recommendation) that the audited financial statements be included in the EMJ Annual Report on Form 10-K for the fiscal year ended March 31, 2005 for filing with the SEC.

Earl L. Mason, Chairman

John Rutledge

Joseph T. O’Donnell, Jr.

The report of the Audit Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that EMJ specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

Beneficial Ownership Table

The following table shows how many shares of EMJ common stock each director, each executive named in the Summary Compensation Table, and our directors and executives as a group owned beneficially, directly or indirectly as of July 18, 2005. Unless otherwise indicated, the address of each beneficial owner is 10650 Alameda Street, Lynwood, California 90262.

Name of Beneficial owner	Number of Shares or Amount of Securities Owned		Percent of Class(1)
David M. Roderick(2)	210,410	(3)	*
Maurice S. Nelson, Jr.	1,700,066	(4)	3.3%
Frank T. Nickell(5)	25,195,133	(6)(7)	50.2%
David I. Wahrhaftig(5)	22,457,426	(6)(7)	44.7%
Dr. John Rutledge(8)	75,564	(9)	*
William A. Marquard(10)	80,564	(11)	*
Earl L. Mason	—		*
Joseph T. O’Donnell, Jr.(12)	—		*
Andrew G. Sharkey, III(13)	—		*
Frank D. Travetto	201,088	(14)	*
Kenneth L. Henry	299,130	(15)	*
R. Neil McCaffery	199,613	(16)	*
James D. Hoffman	184,660	(17)	*
All Directors and Named Executives as a Group	2,985,493	(18)	5.9%

*	Less than 1.0%
(1)	The ownership percentage is based on the number of shares of our common stock outstanding as of July 18, 2005.
(2)	The business address for Mr. Roderick is US Steel Tower, Room 610, 600 Grant Street, Pittsburgh, Pennsylvania 15219.
(3)	Includes 176,410 shares of common stock issuable upon exercise of stock options that are exercisable as July 18, 2005.
(4)	Includes 1,693,538 shares of common stock issuable upon exercise of stock options that are exercisable as of July 18, 2005.
(5)	The business address for such person is c/o Kelso & Company, 320 Park Avenue, 24th Floor, New York, New York 10022.
(6)	Includes 11,616 shares of common stock owned by KEP II.
(7)	Joseph S. Schuchert, Frank T. Nickell, Thomas R. Wall, IV, George E. Matelich, Michael B. Goldberg, David I. Wahrhaftig, Frank K. Bynum, Jr. and Philip E. Berney may be deemed to share beneficial ownership of shares of common stock owned of record by (1) KIA IV, and KEP II by virtue of their status as general partners of Kelso Partners IV, L.P. (“KP IV”), the general partner of KIA IV, and KEP II, (2) except for Messrs. Goldberg, Wahrhaftig, Bynum and Berney, KIA III-EMJ by virtue of their status as general partners of Kelso Partners III, L.P. (“KP III”), the general partner of KIA III-EMJ and (3) except for Messrs. Goldberg, Wahrhaftig, Bynum and Berney, KIA I (1,012,468 shares) by virtue of their status as general partners of Kelso Partners I, L.P. (“KP I”), the general partner of KIA I. Messrs. Schuchert, Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum and Berney share investment and voting power with respect to securities owned by the Kelso funds of which they are general partners. Messrs. Schuchert, Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum and Berney disclaim beneficial ownership of the shares of common stock owned by the Kelso Funds.
(8)	The business address for Dr. Rutledge is 29 Horseshoe Road, Cos Cob, Connecticut 06807.

(9)	Includes 70,564 shares of common stock issuable upon exercise of stock options that are exercisable as of July 18, 2005.
(10)	The business address of Mr. Marquard is 2199 Maysville Road, Carlyle, Kentucky 40311.
(11)	Includes 70,564 shares of common stock issuable upon exercise of stock options that are exercisable as of July 18, 2005.
(12)	The business address for Mr. O’Donnell is Briscoe Capital Management LLC, 295 Madison Avenue, New York, New York 10017.
(13)	The business address for Mr. Sharkey is 10106 Harewood Court, Great Falls, Virginia 22006.
(14)	Includes 167,591 shares of common stock issuable upon exercise of stock options that are exercisable as of July 18, 2005.
(15)	Includes 167,591 shares of common stock issuable upon exercise of stock options that are exercisable as of July 18, 2005.
(16)	Includes 167,591 shares of common stock issuable upon exercise of stock options that are exercisable as of July 18, 2005.
(17)	Includes 167,591 shares of common stock issuable upon exercise of stock options that are exercisable as of July 18, 2005.
(18)	Excludes 25,184,634 shares of common stock held by the Kelso Funds that may be deemed to be beneficially owned by Messrs. Nickell and Wahrhaftig, as discussed in note 2 to “Additional Information Relating to Voting Securities – Beneficial Ownership Table” below. Includes (1) 2,681,440 shares of common stock issuable upon exercise of stock options that are exercisable as of July 18, 2005, and (2) 191,998 shares held by our stock bonus plan in accounts that may be deemed to be beneficially owned by certain of our executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

No executive officer or director of the Company or beneficial owner of more than 10% of the Company’s stock was subject to the requirements of Section 16 of the Exchange Act during the most recently completed fiscal year.

ADDITIONAL INFORMATION RELATING TO VOTING SECURITIES

Beneficial Ownership Table

This table shows how much Company stock is owned by holders, in addition to our directors Messrs. Nickell and Wahrhaftig, known to us to beneficially own more than 5% of our common stock as of July 18, 2005. For this table, beneficial ownership means the right to direct the voting or sale of shares, even if those rights are shared with others.

Name and Address of Beneficial Owner	Number of Shares or Amount of Securities Owned		Percent of Class(1)
Kelso Investment Associates IV, L.P. 320 Park Avenue, 24th Floor New York, New York 10022	25,205,133	(2)	50.2%

KIA III – Earle M. Jorgensen, L.P. 320 Park Avenue, 24th Floor New York, New York 10022	25,205,133	(2)	50.2%

Kelso Investment Associates, L.P. 320 Park Avenue, 24th Floor New York, New York 10022	25,205,133	(2)	50.2%

Kelso Equity Partners II, L.P. 320 Park Avenue, 24th Floor New York, New York 10022	25,205,133	(2)	50.2%

Joseph S. Schuchert(3)	25,174,634	(2)	50.1%

Michael B. Goldberg(3)	22,457,426	(2)	44.7%

George E. Matelich(3)	25,179,634	(2)	50.1%

Thomas R. Wall(3)	25,179,634	(2)	50.1%

Frank K. Bynum, Jr.(3)	22,457,426	(2)	44.7%

Philip E. Berney(3)	22,457,426	(2)	44.7%

Earle M. Jorgensen Company Stock Bonus Plan	6,940,887	(4)	13.8%

(1)	The ownership percentage is based on the number of shares of our common stock outstanding as of July 18, 2005.

(2)	Of the shares reported on the Schedule 13D filed with the SEC on April 29, 2005, by the Kelso Funds and their affiliates, (a) 22,445,810 shares are owned of record by KIA IV, (b) 11,616 shares are owned of record by KEP II, (c) 1,704,740 shares are owned of record by KIA III-EMJ, and (d) 1,012,468 shares are owned of record by KIA I, (e) 5,000 shares are owned of record by George E. Matelich, (f) 5,000 shares are owned of record by Thomas R. Wall, IV, and (g) 20,499 shares are owned of record by Frank T. Nickell.

KP I is the general partner of KIA I and has voting and dispositive power over the shares held by KIA I. KP I disclaims beneficial ownership of the securities owned of record by KIA pursuant to Rule 13d-4 under the Exchange Act. KP III is the general partner of KIA III-EMJ and has voting and dispositive power over the shares held by KIA III-EMJ. KP III disclaims beneficial ownership of the securities owned of record by KIA III-EMJ pursuant to Rule 13d-4 under the Exchange Act. KP IV is the general partner of KIA IV and has voting and dispositive power over the shares held by KIA IV. KP IV disclaims beneficial ownership of the securities owned of record by KIA IV pursuant to Rule 13d-4 under the Exchange Act.

Each of the Kelso Funds, due to their common control, may be deemed to beneficially own the securities owned of record by each of the others. Each of the Kelso Funds disclaims beneficial ownership of the securities owned of record by each of the others pursuant to Rule 13d-4 under the Exchange Act. Each of KP I, KP III and KP IV (the “General Partners”), due to their common control, may be deemed to beneficially own the securities owned of record by each of the Kelso Funds. Each of the General Partners disclaims beneficial ownership of the securities owned of record by each of the Kelso Funds pursuant to Rule 13d-4 under the Exchange Act.

Joseph S. Schuchert, Frank T. Nickell, Thomas R. Wall, IV, George E. Matelich, Michael B. Goldberg, David I. Wahrhaftig, Frank K. Bynum, Jr., and Philip E. Berney may be deemed to share beneficial ownership of securities owned of record by KIA IV and KEP II, by virtue of their status as general partners of KP IV and KEP II. Messrs. Schuchert, Nickell, Wall, and Matelich, may be deemed to share beneficial ownership of securities owned of record by KIA III-EMJ and KIA by virtue of their status as general partners of KP III and KP I. Messrs. Schuchert, Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum and Berney share dispositive and voting power with respect to securities owned by each of the Kelso Funds, as to which they serve as a general partner of the General Partner. Messrs. Schuchert, Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum and Berney each disclaim beneficial ownership of the securities owned or deemed beneficially owned by each of the Kelso Funds and the General Partners pursuant to Rule 13d-4 under the Exchange Act.

Each of the Kelso Funds, each of the General Partners, Messrs. Schuchert, Goldberg, Wahrhaftig, Bynum and Berney disclaim beneficial ownership of the securities owned of record by each of Messrs. Wall, Matelich and Nickell pursuant to Rule 13d-4 under the Exchange Act. Messrs. Nickell, Wall and Matelich each disclaim beneficial ownership of the securities owned or deemed beneficially owned by each of the others pursuant to Rule 13d-4 under the Exchange Act.

(3)	The business address for this person is c/o Kelso & Company, 320 Park Avenue, 24th Floor, New York, New York 10022.

(4)	Includes 191,998 shares of common stock held by our stock bonus plan in accounts that are deemed to be beneficially owned by certain of our executive officers or employees. The business address for the Earle M. Jorgensen Stock Bonus Plan is 10650 Alameda Street, Lynwood, California 90262.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Committee

The Compensation Committee was formed by our Board of Directors on January 25, 2005 and consisted of Mr. O’Donnell, Dr. Rutledge and Mr. Mason. The composition of the Compensation Committee was changed by the Board on May 5, 2005 when Mr. Sharkey was elected to the Board of Directors and Mr. Sharkey was elected to the Compensation Committee to replace Mr. Mason. The Compensation Committee held its first meeting on May 12, 2005. The Compensation Committee is composed entirely of independent, non-employee directors and makes recommendations to the Board of Directors regarding compensation of EMJ’s officers. The following report is submitted by the Compensation Committee on behalf of the Board of Directors, which was responsible for the compensation policies applicable to Corporate officers, including the executive officers named in the Summary Compensation Table for the fiscal year ending March 31, 2005.

Commencing with the fiscal year ending March 31, 2006, the Compensation Committee will be responsible for establishing compensation plans for our executive officers and other employees and administers our cash and equity based incentive plans and programs. The Compensation Committee operates pursuant to a charter that the Board of Directors approved on January 25, 2005, a copy of which is available on our website.

Principles and Programs

Our executive compensation program is a pay for performance program. It is designed to:

•	encourage and reward efforts of our executives that enhance stockholder value through the achievement of corporate performance goals and through aligning the individual performance goals of the executives with the larger short term and long term corporate goals of the Company; and

•	target executive compensation at a level to ensure our ability to attract and retain superior executives.

Cash Salaries and Incentive Compensation Programs

To meet the above objectives, the program has both cash and equity elements that consist of base salary, an annual cash incentive bonus and periodic grants of stock options. In determining executive compensation, our Board of Directors/Compensation Committee evaluates both the total compensation package and its individual elements. The Board of Directors/Compensation Committee considers the Company’s performance and the relative shareholder return, among other things. The Board of Directors/Compensation Committee also considers with respect to individual executives compensation data publicly available with respect to certain key competitors, the individual’s work experience and skill level and a subjective assessment of the nature of each executive’s performance and contribution to the Company. When competitive data is used, the Board of Directors/Compensation Committee gives primary consideration to the companies in our peer group.

Generally, we set the base salaries of our Chief Executive Officer and the other executive officers of the Company named in the Summary Compensation Table in the mid-range for comparable companies in keeping with our desire to emphasize incentive compensation as the primary motivator of executive performance. We also consider for each individual the level of job responsibility, individual performance, work experience and skill level. Annual performance incentives are provided primarily through cash bonuses under our Management Incentive Program. We believe that a substantial portion of each executive’s compensation should be incentive compensation and the bonus to salary ratios of the Company are sufficiently high to establish meaningful incentives to accomplish the objective of motivating and rewarding the exceptional performance of our executives. It is expected that total compensation will vary annually based on Company and individual performance and individual contributions to EMJ and its performance. The Board of Directors has applied the same standards with respect to base salary and cash bonus to Mr. Nelson as Chief Executive Officer of EMJ as to the other executive officers of EMJ.

Short-Term Incentive Compensation

The Management Incentive Program pays annual cash bonuses upon achievement of short-term financial objectives that are set by the Board of Directors/Compensation Committee. Each year, the Board of Directors reviews and approves the business plan developed by management. Incentive compensation under the Management Incentive Program is targeted to award a payout based on the percentage of plan objectives achieved. The opportunity for incentive compensation is based in part on the performance of the business unit for which the executive is responsible and in part for EMJ as a whole. For corporate employees incentive compensation is targeted to award a payout upon meeting the plan objectives for operating profit (70% of the incentive bonus) and revolving credit facility balance (30% of the incentive bonus). For branch employees incentive compensation is targeted to award a payout upon meeting the plan objectives for branch operating profit (33 1/3%), Company operating profit (33 1/3% of the incentive bonus) and branch net profit (33 1/3% of the incentive bonus). The branch net profit is defined to be the branch operating profit less 1% of each month’s branch inventory and accounts receivable. Incentive payouts are prorated based on the percentage of the operating objectives achieved, from a minimum of 80% of the objective to a maximum of 120% of the objective. No bonus is paid if the performance is less than the minimum. The incentive opportunity for each individual is based on job title and is 70% of base compensation for the Chief Executive Officer and 60% of base compensation for the other 4 officers on the Summary Compensation Table. For fiscal 2005, the Board of Directors determined that the plan objectives were particularly aggressive and increased the incentive for achieving the plan objectives by providing that bonuses determined under the Management Incentive Program would be multiplied by two, subject to a maximum aggregate cap of $12 million for bonuses under the Management Incentive Program. Adjustments to operating profit for incentive purposes include, but are not limited to LIFO expense or credit and nonrecurring expenses as determined by the Board of Directors/Compensation Committee. For fiscal 2005, Mr. Nelson earned the maximum incentive for operating profit and a 90.59 % incentive for the revolver balance. The incentive bonuses to be awarded under the Management Incentive Program would have exceeded the maximum aggregate cap of $12 million and bonuses under the program were prorated for each participant according to the percentage of base salary that was their incentive opportunity.

During the fiscal year-ended March 31, 2005, the Board of Directors awarded Mr. Nelson a one-time bonus of $3,500,000 for his services to EMJ during the period commencing April 1, 2004, including, without limitation, his success in improving the operating performance of EMJ and his efforts in implementing the merger and financial restructuring.

On December 17, 2004, we entered into a retention agreement with Mr. Nelson, pursuant to which we will pay Mr. Nelson a bonus of $3,000,000 on March 31, 2007, if he continues to serve as our President and Chief Executive Officer through such date. The Board of Directors determined that the retention agreement was in the best interest of EMJ and its stockholders as it transitioned to being a public company.

Long-Term Incentive Compensation

Our long term incentive compensation for executive officers consists of stock option grants under our 2004 Stock Incentive Plan. The scope and authority of the Compensation Committee to grant options, restricted stock or stock appreciation rights is defined by the 2004 Stock Incentive Plan. The Compensation Committee has complete authority to interpret the 2004 Stock Incentive Plan and make all decisions with respect to how it functions. The Compensation Committee recommends to whom and in what number, and with what terms and conditions, options or other equity incentives should be granted but the Board must authorize the issuance of the options.

The Compensation Committee receives recommendations from the executive officers of EMJ as to who should receive options and in what amounts and then the Compensation Committee meets to review and discuss those recommendations. In making its recommendations to the Board of Directors, the Compensation Committee considers the position of the intended optionee, his or her importance to our activities, the number of options already granted to that individual and the option price or prices at which those earlier granted options are exercisable, the total number of options to be recommended for granting and the relative number of such recommended option grants among the various individuals then under consideration for option grants.

The Board of Directors did not grant any stock options or other equity incentives during the fiscal year ended March 31, 2005 because of the pending merger and financial restructuring. However, upon the closing of the Company’s initial public offering, the Company granted to Mr. Roderick, Mr. Marquard, Mr. Mason, Dr. Rutledge and Mr. O’Donnell, each of whom is a non-officer director, non-qualified stock options to purchase an aggregate of 50,000 shares of Company common stock at an exercise price per share equal to the initial public offering price of $10.00 per share. On May 12, 2005, Mr. Sharkey, a non-officer director, received a grant of non-qualified stock options to purchase 10,000 shares of Company common stock at an exercise price of $7.24 per share. On June 17, 2005, the Company granted incentive stock options to purchase an aggregate of 736,000 shares of Company common stock to executive and management employees at an exercise price of $8.89 per share. As of July 18, 2005, there were options to purchase an aggregate of 796,000 shares of Company common stock outstanding under our 2004 Stock Incentive Plan with a weighted-average exercise price per share of $8.94.

In December 2004, the Board of Directors determined to redeem options to purchase 360,000 shares of Holding common stock granted to Mr. Nelson in consideration of a payment of $3,006,000 in accordance with the terms of Mr. Nelson’s option agreement. The Board of Directors determined that the redemption in connection with the retention agreement and the restrictions on transfer imposed on Mr. Nelson with respect to the remaining stock options held by him was in the best interest of EMJ and its stockholders.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits to $1 million the corporate tax deduction for compensation paid to certain executive officers unless the compensation is based on nondiscretionary, pre-established performance goals. The Board of Directors/Compensation Committee believes it has taken the necessary steps to preserve the deductibility of the majority of annual incentive bonuses and stock based compensation awarded as long-term performance incentives. However, from time to time, the Board of

Directors/Compensation Committee may recommend incentive awards that may not be deductible when it believes that such awards are in the best interest of the Company and its stockholders.

Joseph T. O’Donnell, Jr., Chairman

Dr. John Rutledge

Andrew G. Sharkey, III

The report of the Compensation Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that EMJ specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

PERFORMANCE GRAPH

The Company’s common stock first traded on the New York Stock Exchange on April 15, 2005. The Company’s common stock was not publicly traded during the fiscal year ended March 31, 2005.

EXECUTIVE COMPENSATION

The following table sets forth compensation for the three fiscal years ended March 31, 2005 for our Chief Executive Officer and our four most highly compensated executives officers as of March 31, 2005.

Summary Compensation Table

	Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus (1)	Securities Underlying Stock Options/SARs (2)	All Other Compensation (3)
Maurice S. Nelson, Jr. President, Chief Executive Officer and Chief Operating Officer	2005 2004 2003	$550,165 551,326 555,762	$4,268,201 452,504 374,388	— — —	$246,357 55,500 52,049

Frank D. Travetto Vice President, Merchandising	2005 2004 2003	$252,708 245,987 244,460	$304,546 172,491 142,714	— — 10,000	$32,823 25,769 25,273

Kenneth L. Henry Executive Vice President	2005 2004 2003	$248,344 245,171 235,442	$296,473 177,187 136,161	— — 10,000	$34,852 28,714 27,355

R. Neil McCaffery Executive Vice President	2005 2004 2003	$229,629 223,316 220,960	$276,578 156,650 129,608	— — 10,000	$28,875 22,440 20,418

James D. Hoffman Vice President	2005 2004 2003	$231,401 224,975 222,497	$276,578 156,650 129,608	— — 10,000	$27,943 21,552 19,588

(1)	Amounts reflect cash compensation earned by executive officers in each of the fiscal years presented, including amounts received after fiscal year end, or deferred at the election of those officers. Bonus amounts include a cash bonus payable pursuant to our Management Incentive Compensation Plan, which became effective April 1, 1997.
(2)	Holding had granted executive officers options to purchase shares of Holding common stock at their fair market value on the date of grant. The numbers shown do not reflect that, pursuant to the amendment to the Holding stock option plan described below under “—Holding Stock Option Plan,” on December 16, 2004, the number of shares of common stock underlying these options was increased by a factor of 1.7641 and the exercise price of each option was reduced by multiplying the original exercise price by 0.5669. These options became exercisable for an equal number of shares of our common stock at the same exercise prices upon consummation of the merger and financial restructuring.
(3)

Amounts shown include allocations to the accounts of each of the named officers of contributions made by us to our stock bonus plan and to our 401(a)(17) Supplemental Contribution Plan (“401(a)(17) Plan”) and of premiums paid by us for long-term disability and life insurance policies. The following allocations were made in fiscal 2005 for Messrs. Nelson, Travetto, Henry, McCaffery and Hoffman, respectively: (1) stock bonus plan—$10,250, $10,250, $10,250, $10,250 and $10,250; (2) 401(a)(17) Plan—$230,661, $17,575, $16,782, $15,019 and $15,019 (3) long-term disability—$4,668, $3,745, $6,779, $3,006 and $2,318; and (4) life insurance—$778, $1,253, $1,041, $600 and $356. The following allocations were made in fiscal 2004 for Messrs. Nelson, Travetto, Henry, McCaffery and Hoffman, respectively: (1) stock bonus plan—$10,000, $10,000, $10,000, $10,000 and $10,000; (2) 401(a)(17) Plan—$40,126, $10,855, $10,888, $8,940 and $8,940; (3) long-term disability—$4,668, $3,745, $6,779, $3,006 and $2,318; and (4) life insurance—$706, $1,169, $1,047, $494 and $294. The following allocations were made in fiscal 2003 for Messrs. Nelson, Travetto, Henry, McCaffery and Hoffman, respectively: (1) stock bonus plan—$10,000, $10,000, $10,000,

$10,000, and $10,000; (2) 401(a)(17) Plan—$36,220, $9,261, $8,372, $7,483 and $7,483; (3) long term disability—$4,509, $3,745, $6,779, $2,133 and $1,623; and (4) life insurance—$1,320, $2,267, $2,204, $802 and $482. The amounts in respect of life insurance represent the estimated value of the premiums paid by us on certain disability and life insurance policies covering each executive. Some of the policies are managed on a split-dollar basis and we will receive the premiums we paid from the proceeds of such insurance. In such cases the amount of the other compensation attributed to the executive was calculated by treating the premiums paid by us as a demand loan, and the amount of compensation is equal to the imputed interest expense on the cumulative outstanding premiums paid by us, assuming an interest rate equal to the short-term federal funds rate, from time to time.

Options Granted in Fiscal 2005

Neither we nor Holding granted stock options to our Chief Executive Officer or our next four most highly compensated executive officers during our fiscal year ended March 31, 2005.

Aggregated Stock Option Exercises and Fiscal Year-End Stock Option Value Table

The following table sets forth certain information concerning stock options exercised during fiscal 2005 by the Chief Executive Officer and our next four most highly compensated executive officers, and the value of their unexercised stock options as of March 31, 2005.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Options at Fiscal Year-End (all exercisable)	Value of In-The-Money Options at Fiscal Year-End (all exercisable)
Maurice S. Nelson, Jr.	—	—	1,693,538	$11,742,000
Frank D. Travetto	—	—	167,591	1,075,000
Kenneth L. Henry	—	—	167,591	1,075,000
R. Neil McCaffery	—	—	167,591	1,075,000
James D. Hoffman	—	—	167,591	1,075,000

Performance Bonus

In December 2004, EMJ paid a one-time bonus of $3,500,000 to Mr. Nelson for his services to EMJ since April 1, 2004, including, without limitation, his efforts to improve the operating performance of EMJ and implement the merger and financial restructuring and the public offering.

Retention Agreement

On December 17, 2004, Mr. Nelson entered into a retention agreement with EMJ whereby we will pay Mr. Nelson a stay bonus of $3,000,000 on March 31, 2007 if he continues to serve as our President and Chief Executive Officer through such date. Mr. Nelson will also be paid this bonus if his employment with EMJ (1) terminates due to his death, (2) is terminated by us due to his permanent disability or without cause (as defined in the retention agreement and including a material breach of the transfer restriction described herein), or (3) is terminated by Mr. Nelson for good reason (as defined in the retention agreement). In addition, Mr. Nelson has agreed for a period of two years following the closing of EMJ’s initial public offering to not sell any shares of our common stock acquired by him upon conversion of Holding capital stock in the merger and financial restructuring or by the exercise of Holding stock options that were converted into our stock options in the merger and financial restructuring. In consideration of this transfer restriction, we have extended the exercise period of Mr. Nelson’s outstanding stock options two years to January 31, 2009.

Holding Stock Option Plan

In fiscal 1997, the Holding stock option plan was adopted. Our Board of Directors and executive committee, which were comprised of Messrs. Roderick, Nelson and Nickell, were authorized to grant options to purchase Holding common stock under the Holding stock option plan. In connection with the merger and financial restructuring, we assumed the obligations of Holding to issue 3,053,668 shares of Holding common stock under all outstanding Holding stock options. These options are exercisable for an equal number of shares of EMJ common stock at the same exercise prices and on the same terms and conditions as provided in the Holding stock option agreements and stock option plan. As of July 18, 2005, there are options outstanding under the former Holding stock option plan to purchase an aggregate of 3,053,668 shares of our common stock at a weighted average exercise price of $3.35 per share, all of which are fully vested, which reflects the amendment to the Holding stock option plan and redemption of options held by Mr. Nelson in December 2004. The stock options were granted with exercise prices per share not less than the fair market value of Holding common stock as established by the most recent appraisal available on the date of grant and are generally exercisable for a period not exceeding ten years.

Concurrently with the amendment of the consent order for our stock bonus plan in December 2004, Holding amended the Holding stock option plan and outstanding options to offset the adverse effects caused by the change in the methodology used to determine the appraised value of the Holding common stock. Pursuant to the amendment, the number of shares of Holding common stock issuable upon the exercise of each option was increased by a factor of 1.7641, and the exercise price of each option was reduced by a factor of 0.5569. In addition, the number of shares available for grant under the Holding stock option plan was increased to 4,000,000. Prior to the amendment of the Holding stock option plan and outstanding options, Holding paid Mr. Nelson $3,006,000 in consideration for the redemption of options to purchase 360,000 shares of Holding common stock. The consideration paid by Holding was equal to the difference between $13.76, the appraised value of the Holding common stock as of March 31, 2004, and $5.41, the exercise price for the 360,000 options that were redeemed.

We assumed this plan in connection with our acquisition of Holding pursuant to the merger and financial restructuring. No more options will be granted under this plan. Our Compensation Committee administers this plan with respect to the outstanding options.

2004 Stock Incentive Plan

On December 16, 2004 we adopted our 2004 stock incentive plan. Our officers, employees, consultants and directors who are not employees are eligible to participate in this plan. The purpose of this plan is to attract and retain persons eligible to participate in the plan, motivate participants to achieve our long-term goals and further align the interests of participants with those of our stockholders. Our Compensation Committee administers the stock incentive plan and has broad discretion to select the persons to whom awards may be granted, as well as the type, size and terms and conditions of each award, including when awards become exercisable or otherwise vest and the exercise price for options granted. Under this plan, new shares of our common stock are available for issuance as awards to participants. We have reserved 2,425,856 shares of our common stock for issuance under the stock incentive plan. As of March 31, 2005, no options had been granted under our 2004 stock incentive plan. However, upon the closing of the Company’s initial public offering, the Company granted to Mr. Roderick, Mr. Marquard, Mr. Mason, Dr. Rutledge and Mr. O’Donnell, each of whom is a non-officer director, non-qualified stock options to purchase an aggregate of 50,000 shares of Company common stock at an exercise price per share equal to the initial public offering price of $10.00 per share. On May 12, 2005, Mr. Sharkey, a non-officer director, received a grant of non-qualified stock options to purchase 10,000 shares of Company common stock at an exercise price of $7.24 per share. On June 17, 2005, the Company granted incentive stock options to purchase an aggregate of 736,000 shares of Company common stock to executive and senior management employees at an exercise price of $8.89 per share. As of July 18, 2005, there were options to purchase an aggregate of 796,000 shares of Company common stock outstanding under our 2004 Stock Incentive Plan with a weighted-average exercise price per share of $8.94. The maximum aggregate number of shares of our common stock that may be covered by awards granted under the plan to any one participant during any calendar year is 750,000. The stock incentive plan permits grants of the following types of awards:

•	non-qualified and incentive stock options;

•	stock appreciation rights;

•	restricted stock; and

•	other stock-based awards.

The stock incentive plan is intended to permit the grant of performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code, which generally limits the deduction that we may take for compensation of our five most senior executive officers. Under Section 162(m), certain compensation, including compensation based on the attainment of performance goals, will not be subject to this limitation if certain requirements are met. The vesting of awards that are intended to qualify as performance based compensation will be based upon business criteria as established by the Compensation Committee from time to time.

Except as otherwise set forth in an award agreement, in the event of a change in control (as defined in the plan), our Compensation Committee will have the discretion to accelerate the vesting of any stock option, stock appreciation right or restricted stock awards. The stock incentive plan requires an agreement of merger or reorganization effecting a change in control to provide for the continuation, assumption or substitution of awards granted under the plan, or for the settlement of such awards based on the “change in control price” (as defined in the plan); provided, that in the absence of an agreement effecting the change in control, all awards will be settled based on the change in control price. The stock incentive plan provides that, unless otherwise set forth in an agreement between a plan participant and EMJ or its “affiliate” (as defined in the plan), payments or rights under the plan will be reduced to the extent necessary to prevent payments or benefits to which the participant is otherwise entitled from being subject to the excise tax under the so-called “golden parachute” rules under the Internal Revenue Code.

Unless the stock incentive plan is earlier terminated by our Board of Directors, the plan will automatically terminate on December 17, 2014. Awards granted before the termination of the stock incentive plan may extend beyond that date in accordance with their terms.

Stock Bonus Plan

Holding maintained a stock bonus plan for our nonunion employees who met certain service requirements. Since April 1, 1999 (when Holding’s employee stock ownership plan was amended and became the stock bonus plan), the amount of annual contributions is calculated as a percentage (as determined by our Board of Directors based on the achievement of our performance objectives) of total cash compensation (as defined in the stock bonus plan) and may be made by us in cash in shares of our capital stock. Participants become 20% vested in their account balances after one year of continuous service. Participants vest an additional 20% for each year of service thereafter and become fully vested at age 65 or upon completion of five years of service, retirement, disability or death. Following the occurrence of a participant’s termination of service (as defined in the stock bonus plan), retirement, disability, or death, the stock bonus plan is required to either distribute the vested balance in stock or, in limited cases, cash, depending upon the investment of the participant’s plan account. If termination is due to retirement, disability, death, plant closure or job elimination, the distribution occurs in a single sum as soon as is practicable on or after the March 31st, June 30th, September 30th or December 31st that is either the date of termination or first follows the date of termination. If termination occurs for any other reason, the distribution occurs as soon as is practicable after March 31st if that is the date of termination or, if termination is any other date, after the next March 31st following such date of termination.

Upon consummation of the merger and financial restructuring, shares distributed to a participant in Holding’s stock bonus plan pursuant to the plan’s terms became transferable subject to the following limitations: (1) shares received by any “affiliate” within the meaning of Rule 144 under the Securities Act may be resold only in transactions permitted by Rule 144 under the Securities Act or as otherwise permitted under the Securities Act; (2) shares received by certain participants will be subject to restrictions on transfer contained in lock-up agreements entered into by such participants; and (3) shares received by certain participants will be subject to restrictions on transfer contained in transfer restriction agreements entered into by such participants.

With respect to a participant’s diversification rights before benefits are distributed under the stock bonus plan, current plan provisions will be maintained and a participant will be able to diversify his or her account under the stock bonus plan after having attained age 55 and completed ten years of service. Generally, under such provisions, participants who meet these requirements can elect to diversify certain accounts invested in Holding common stock into other specified investments during an election period of six consecutive years beginning with the year in which they become first eligible for diversification. For each of the first five years in the election period, diversification may not exceed 25% of the relevant shares (less all shares previously diversified). Diversification in the last year of the election period may not exceed 50% of the relevant shares (less all shares previously diversified). Except for their diversification rights, participants may not currently sell shares in their accounts. However, the stock bonus plan was amended in connection with our initial public offering to provide that shares held in all participant accounts invested in our common stock will become eligible for diversification, as follows: (1) up to 25% of such accounts at any time after the six month anniversary of the closing of the public offering until the 12 month anniversary of the closing of the public offering; (2) up to 50% of such accounts at any time after the 12 month anniversary of the closing of the public offering until the 18 month anniversary of the public offering; (3) up to 75% of such accounts at any time after the 18 month anniversary of the public offering until the 24 month anniversary of the closing of the public offering; and (4) up to 100% of such accounts at any time after the 24 month anniversary of the closing of the public offering. The shares eligible for diversification as provided above will be those shares of our common stock allocated to such accounts as of the closing of the public offering, plus additional shares contributed to the stock bonus plan pursuant to the special contribution, which will be eligible for diversification as provided above immediately following the special contribution.

Immediately prior to the completion of the merger and financial restructuring, shares of Holding series A preferred stock, Holding series B preferred stock and Holding common stock owned by the plan totaled 32,889, 27,861 and 2,454,119 shares, respectively. Series B preferred stock shares include dividends declared and paid in-kind for each of the first two quarters of fiscal 2005. For the fiscal years ended March 31, 2002, 2003, 2004 and 2005, contributions payable to the plan totaled $2.8 million, $2.8 million, $2.8 million and $2.9 million, respectively. The contributions payable for fiscal years 2003 and 2004 have been paid in cash and the fiscal 2005 contribution has not been made as of the date of this Proxy Statement.

In 1984, 1985 and 1986, our predecessor purchased life insurance policies to provide, among other things, a separate source for funds to repurchase capital stock, including capital stock distributed by the plan, from departing employees. Certain of these policies allow us to borrow against the cash surrender value of such policies. As of March 31, 2005, we had borrowed $21.6 million against the cash surrender value of such policies to fund renewal premiums, accrued interest on previous borrowings and working capital needs. The net cash surrender value available for future borrowings was approximately $11.6 million as of March 31, 2005. Our domestic credit facility and other resources are also available, subject to certain limitations, to satisfy stock repurchase obligations as they arise.

On March 8, 2002, we were sued by the United States Department of Labor for alleged breaches of fiduciary duty by former members of our benefits committee that administered our stock bonus plan in relying on the valuations of the Holding common stock prepared by our independent appraiser which allegedly resulted in prohibited transactions. This matter was settled in January 2003 and an amendment to the related consent order was entered in January 2005. In connection with the amendment to the related consent order, we agreed to contribute up to 2,461,547 shares of our common stock to our stock bonus plan and pay cash bonuses of $1,056,465 in the aggregate to participants who are no longer employed by us. On July 8, 2005, we made the first installment of the common stock contribution when we issued 1,720,000 shares of our common stock to our stock bonus plan.

Pursuant to applicable provisions of the Employment Retirement Income Security Act of 1978 (“ERISA”), it is permissible to eliminate any investment alternative available under the stock bonus plan, if appropriate, and therefore the shares of our common stock held by the stock bonus plan may be sold at any time if such shares are eliminated as an investment alternative. In addition, although we have not expressed any intent to terminate the stock bonus plan, we have the right to terminate or amend the provisions of the plan at any time. In the event a participant’s employment is terminated, the participant becomes fully vested to the extent of the balance in the participant’s separate account and receives a put option with respect to our stock allocated to the participant’s account. Effective upon the closing of the merger and financial restructuring and the public offering, however, participants no longer have the right to exercise their put options with respect to the common stock allocated to their accounts upon termination of their employment. Upon consummation of the merger and financial restructuring, (1) the Holding common stock allocated to participants’ accounts was converted into shares of our common stock, (2) the series A preferred stock allocated to participants’ accounts was converted into shares of our common stock and cash, and (3) the Holding series B preferred stock was converted into shares of our common stock and cash.

401(a)(17) Supplemental Contribution Plan

In fiscal 1996, Holding adopted a supplemental contribution plan for contributions not allowed under our stock bonus plan pursuant to limitations of Sections 401(a)(17) and 415 of the Internal Revenue Code. Participants in the supplemental plan consist of certain highly compensated employees and other employees who are not eligible to participate in the stock bonus plan. Contributions payable, vesting and distributions under the supplemental plan are comparable with those under the stock bonus plan. Contributions under the supplemental plan are made in cash and are held in an irrevocable trust. For the fiscal years ended March 31, 2003, 2004 and 2005, contributions payable totaled $0.1 million, $0.1 million and $0.3 million, respectively. Effective upon the consummation of the public offering and the merger and financial restructuring, we assumed Holding’s obligations under the supplemental contribution plan.

Management Incentive Program

Effective April 1, 1997, we adopted the Management Incentive Program. The Management Incentive Program pays annual cash bonuses upon achievement of short-term financial objectives, determined prior to completion of the merger and financial restructuring by our Board, and after their completion by our Compensation Committee. Each year, the Board of Directors reviews and approves the business plan developed by management. Incentive compensation under the Management Incentive Program is targeted to award a payout based on the percentage of plan objectives achieved. For corporate employees incentive compensation is targeted to award a payout upon meeting the plan objectives for operating profit (70% of the incentive bonus) and revolving credit facility balance (30% of the incentive bonus). For branch employees incentive compensation is targeted to award a payout upon meeting the plan objectives for branch operating profit (33 1/3% of the incentive bonus), Company operating profit (33 1/3% of the incentive bonus) and branch net profit (33 1/3% of the incentive bonus). Incentive payouts are prorated based on the percentage of the operating objectives achieved, from a minimum of 80% of the objective to a maximum of 120% of the objective. No bonus is paid if the performance is less than the minimum. In addition, our Chief Executive Officer may award bonuses from a discretionary pool for exemplary service. The Board of Directors ratified bonuses pursuant to the incentive plan aggregating $5.6 million in fiscal 2003, $6.7 million in fiscal 2004 and $12.0 million in fiscal 2005.

Public Offering Bonus Plan

After consummation of our initial public offering, we paid a taxable bonus (1) in the aggregate amount of $7.5 million to our employees on the closing date of the offering who were also participants in the stock bonus plan, allocated to such employees in the proportion that the number of shares of Holding common stock allocated to an employee’s stock bonus plan account on December 16, 2004 bears to the aggregate number of shares of Holding common stock allocated to the stock bonus plan accounts of all such employees, which bonus is expected to be approximately $3.27 per share of Holding common stock held in the stock bonus plan, and (2) in the aggregate amount of $1.0 million to participants who were not participants in our management incentive compensation plan or our sales bonus plan and are scheduled to receive the above-referenced employee bonus in an amount that is less than the maximum bonus that could be allocated to such participants (approximately $3,337), to be allocated to such employees in an amount that is equal to the difference between such maximum and the amount of the bonus described in clause (1), except that if the participant has been employed for less than one year, such person will receive a prorated amount based on actual days of service.

Supplemental Stock Bonus Plan

In connection with the amended consent order entered into with the United States Department of Labor in January 2005 (the “Amended DOL Consent Order”), we adopted a supplemental stock bonus plan for purposes of making a special contribution of shares of common stock in excess of certain limits imposed on our stock bonus plan by Internal Revenue Service rules, which will be effective March 31, 2006.

Applicable provisions of the stock bonus plan relating to vesting and distributions of benefits also apply to benefits accrued under the supplemental stock bonus plan. See “Stock Bonus Plan” above for further information.

Former Employees Cash Bonus Plan

In connection with the Amended DOL Consent Order, we adopted a cash bonus plan to provide for that portion of the special contribution that is to be made in cash. Cash bonuses have been paid through the cash bonus plan in the amount of $1,056,465 to participants who are no longer employed by EMJ.

Insurance

The Company pays the premium for directors’ and officers’ insurance coverage for its executive officers, including the executives named in the Summary Compensation Table. The Company has also entered into indemnification agreements with our directors and the executives named in the Summary Compensation Table. These agreements preserve the maximum protections provided by state corporation law and our Bylaws and to provide assurance to executives regarding future rights to indemnification.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee was formed by our Board of Directors on January 25, 2005 and consisted of Mr. O’Donnell, Dr. Rutledge and Mr. Mason. The composition of the Compensation Committee was changed by the Board on May 5, 2005 when Mr. Sharkey was elected to the Board of Directors and Mr. Sharkey was elected to the Compensation Committee to replace Mr. Mason. No EMJ executive officer served as a director of a company for which Mr. Mason, Mr. O’Donnell, Dr. Rutledge or Mr. Sharkey served as an executive officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Financial Restructuring

On April 20, 2005, we consummated a merger and financial restructuring transaction, pursuant to that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of December 17, 2004, amended as of January 28, 2005, and further amended as of March 3, 2005, by and among EMJ, Holding, and EMJ Metals LLC, a Delaware limited liability company and a newly-formed, wholly-owned subsidiary of EMJ (“EMJ Metals LLC”). Pursuant to the Merger Agreement, Holding was merged with and into EMJ Metals LLC, with EMJ Metals LLC surviving. The Merger Agreement also contemplated an exchange of outstanding Holding notes and warrants for shares of EMJ common stock and/or cash, pursuant to that certain Exchange Agreement (the “Exchange Agreement”), dated as of December 17, 2004, and amended as of March 3, 2005, by and among EMJ, Holding, KIA I, KEP II, KIA III-EMJ, and KIA IV. Completion of the merger and financial restructuring was conditioned upon, among other things, the consummation of EMJ’s initial public offering, which occurred on the same day as the completion of the merger and financial restructuring. As a result of the merger and the exchange, all outstanding Holding notes were exchanged for 12,997,890 shares of EMJ common stock and approximately $127,100,000 in cash and stockholders of Holding are entitled to receive:

•	one share of EMJ common stock for each share of Holding common stock owned by a Holding stockholder;

•	$403.75 in cash and 41.29 shares of EMJ common stock for each share of Holding series A preferred stock owned by a Holding stockholder; and

•	$494.38 in cash and 50.56 shares of EMJ common stock for each share of Holding series B preferred stock owned by a Holding stockholder.

In connection with the merger and financial restructuring, we also assumed the obligations of Holding to issue 3,053,668 shares of Holding common stock under all outstanding Holding stock options. These options will become exercisable for an equal number of shares of EMJ common stock at the same exercise prices and on the same terms and conditions as provided in the Holding stock option agreements and stock option plan.

All of the shares of EMJ common stock issued in connection with the financial restructuring have been registered under the Securities Act on a registration statement on Form S-4 filed by EMJ. This means the shares issued pursuant to the financial restructuring are freely tradable without restriction or further registration under the Securities Act, unless held by an “affiliate” as that term is defined in Rule 144 under the Securities Act or subject to the terms of the lock-up agreements, transfer restriction agreements or restrictions on transfer contained in the stock bonus plan.

The Holding stockholders approved and adopted the Merger Agreement and approved the financial restructuring at a special meeting of stockholders held on April 13, 2005.

In connection with the consummation of the merger and financial restructuring and the public offering, we (1) agreed to contribute up to 2,461,547 shares of our common stock to our stock bonus plan and pay cash bonuses of $1,056,465 in the aggregate to participants who are no longer employed by us in connection with the Amended DOL Consent Order for our stock bonus plan that was entered by the court on January 3, 2005 and (2) paid a taxable bonus to our employees on the closing date who are also participants in our stock bonus plan in an aggregate amount of $8.5 million.

Kelso

As of July 18, 2005, the Kelso Funds and other Kelso Funds affiliates, including one of our directors, hold 25,205,133 shares of our common stock, which represents 50.2% of the issued and outstanding shares of our common stock.

Mr. Nickell is a general partner of KP I, KP III and KP IV. Mr. Nickell is also President, Chief Executive Officer and a director of Kelso & Companies, Inc., which is the general partner of Kelso & Company, L.P. Mr. Wahrhaftig is a general partner of KP IV and a managing director and a member of the board of directors of Kelso & Companies, Inc. KP I, KP III and KP IV are the general partners of KIA I, KIA III-EMJ and KIA IV, respectively. Mr. Nickell is a director of EMJ and shares investment and voting power with respect to shares of our common stock held by KIA I, KEP II, KIA III-EMJ and KIA IV. Mr. Wahrhaftig is a director of EMJ and shares investment and voting power with respect to shares of our common stock held by KIA IV.

We have entered into a nominating agreement with the Kelso Funds which provides that for so long as the Kelso Funds own in excess of 20% of our issued and outstanding common stock, the Kelso Funds will be entitled to designate two directors, and for so long as the Kelso Funds own in excess of 10% of our issued and outstanding common stock, the Kelso Funds will be entitled to designate one director, to be included in the slate of directors nominated by us for election to our Board of Directors in our annual proxy statement.

We have also entered into a registration rights agreement with the Kelso Funds, other Kelso Funds affiliates and Mr. Nelson pursuant to which we provide the Kelso Funds, other Kelso Funds affiliates and Mr. Nelson with certain demand and piggyback registration rights with respect to their shares of our common stock, including the 25,205,133 shares of our common stock held by the Kelso Funds and other Kelso Funds affiliates. These demand and piggyback registration rights are exercisable upon the expiration of the lock-up agreements entered into by the Kelso Funds, other Kelso Funds affiliates and Mr. Nelson in connection with our public offering. Pursuant to the demand registration rights, the Kelso Funds and other Kelso Funds affiliates may require us to prepare and file a registration statement under the Securities Act at our expense, covering all or a portion of their shares.

Pursuant to Holding’s stockholders agreement among Holding, KIA III-EMJ, KEP II, KIA IV, and certain other Holding stockholders and the terms of the Holding series A preferred stock, Mr. Nelson was designated by the management stockholders as a director, Mr. Mason was designated by the holders of Holding series A preferred stock, and the remaining directors were designated by KIA IV. Holding’s stockholders agreement also granted put rights to certain management stockholders whereby, in certain circumstances, select stockholders may sell their shares of common stock to Holding, or should Holding so determine, to our stock bonus plan, for fair market value. In addition, the agreement placed certain restrictions on the sale of shares of Holding common stock to third parties by stockholders party to the agreement. This stockholders agreement terminated upon consummation of the public offering.

In connection with the formation of EMJ, we agreed to pay Kelso & Company, L.P. an annual fee of $1,250,000 for financial advisory services and to reimburse it for out-of-pocket expenses incurred in connection with rendering these services. However, Kelso & Company, L.P. waived this annual fee for fiscal years 2000, 2001, 2002, 2003, 2004 and 2005. Amounts paid to Kelso & Company, L.P. in fiscal years 2000, 2001, 2002, 2003, 2004 and 2005 for reimbursement of expenses incurred by directors designated by KIA IV in attending our Board meetings were not significant. On December 17, 2004, we and Kelso & Company, L.P. entered into an amendment to our financial advisory agreement pursuant to which on January 10, 2005, we paid Kelso & Company, L.P. a fee of $6,250,000 to terminate our obligation to pay fees to Kelso & Company, L.P. under the agreement. The obligations of Kelso & Company, L.P. to provide financial advisory services and our obligations with respect to the reimbursement of expenses of and indemnification of Kelso & Company, L.P. are still in effect.

Maurice S. Nelson, Jr.

Maurice S. Nelson, Jr. is President, Chief Executive Officer and a director of EMJ. On December 16, 2004, Holding paid Mr. Nelson a cash payment of $3,006,000 (equal to the difference between the appraised value of the Holding common stock as of March 31, 2004 of $13.76 and the exercise price of $5.41 per share) in consideration of the redemption of options to purchase 360,000 shares of Holding common stock held by Mr. Nelson. Concurrently with the amendment of the consent order for our stock bonus plan and after the redemption of Mr. Nelson’s options, Holding amended its stock option plan to adjust the exercise price and the number of shares of Holding common stock that can be purchased pursuant to each option grant to offset the reduction in the appraised value of the Holding common stock resulting from the change in valuation methodology required by the Amended DOL Consent Order. As a result of this change, Mr. Nelson’s remaining options to purchase 960,000 shares of Holding common stock at an exercise price of $5.41 per share were converted into options to purchase 1,693,538 shares of Holding common stock at an exercise price of $3.07 per share. In connection with the merger and financial restructuring, all of the issued and outstanding options to purchase shares of Holding common stock, including those held by Mr. Nelson, were converted into options to purchase an equal number of shares of our common stock at the same exercise prices.

Mr. Roderick, Mr. Marquard, Dr. Rutledge, Mr. Mason, Mr. O’Donnell and Mr. Sharkey

After giving effect to the amendment to the Holding stock option plan, Mr. Roderick, Mr. Marquard and Dr. Rutledge held options to purchase 176,410, 70,564 and 70,564 shares of Holding common stock, respectively, at weighted-average exercise prices of $3.32, $3.39 and $3.39, respectively. Upon consummation of the merger and financial restructuring, the options held by Mr. Roderick, Mr. Marquard and Dr. Rutledge were converted into an equal number of options to purchase our common stock at the same exercise prices as the Holding stock options held by each of them. Upon the closing of the public offering, each of Mr. Roderick, Mr. Marquard, Dr. Rutledge, Mr. Mason and Mr. O’Donnell received a grant of options to purchase 10,000 shares of our common stock at an exercise price equal to the initial public offering price, or $10.00 per share. On May 12, 2005, Mr. Sharkey received a grant of options to purchase 10,000 shares of our common stock at an exercise price of $7.24 per share. These options will vest in full on the day following the six month anniversary of the date of grant.

On December 21, 2004, Holding paid Mr. Roderick a bonus of $202,640 as compensation for his service as Chairman of the Holding and EMJ Boards of Directors.

Holding

We entered into a management agreement with Holding as of March 8, 1993 for Holding to provide us certain management, accounting, financial advisory and consulting services. We agreed to pay Holding a fee equal to the aggregate compensation costs incurred by Holding in providing these services plus 5% of the aggregate salaries of employees providing these services, and to reimburse Holding for its accounting, legal and other fees and expenses incurred in the ordinary course of business in providing these services. The total amount payable to Holding under the management agreement for the reimbursement of accounting, legal and other fees and expenses may not exceed $200,000 per year. We allocated to Holding $2,095,000 during fiscal 2004 and did not make any allocations to Holding in fiscal 2005 pursuant to the management agreement. This agreement terminated upon consummation of the merger and financial restructuring.

We entered into a tax allocation agreement with Holding as of March 8, 1993 to allocate between us and Holding the benefits and responsibilities of filing consolidated or combined federal, state and local income tax returns. This agreement terminated upon consummation of the merger and financial restructuring.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Any stockholder proposal for the Annual Meeting in 2006 must be sent to the Secretary, Earle M. Jorgensen Company, 10650 Alameda Street, Lynwood, California 90262. The deadline for receipt of a stockholder proposal intended to be included in the proxy statement pursuant to Rule 14a-8(e)(2) under the Exchange Act is March 24, 2006. These proposals must comply with SEC Rule 14a-8 to be included in the proxy statement.

Notice of director nominations by stockholders and any business a stockholder intends to present at the 2006 Annual Meeting (excluding business presented under SEC Rule 14a-8, which has the deadline described in the paragraph above) must be received by us no later than April 23, 2006.

Stockholders making a director nomination must provide the information about the nominee and proposing stockholder required by our Bylaws, our Stockholder Nominations and Communications Policy and the NYSE listing standards regarding director independence.

OTHER MATTERS

We are not aware of any other business to be presented at the Annual Meeting. However, if any matters other than those presented in the Notice of the Annual Meeting do come before the meeting, we intend that the holders of the proxies will vote on them in their discretion.

By order of the Board of Directors,

William S. Johnson Vice President, Chief Financial Officer and Secretary

July 22, 2005

Lynwood, California

Please vote your shares promptly, whether or not you expect to be present in person at the Annual Meeting. To vote, CALL THE TOLL-FREE TELEPHONE NUMBER OR USE THE INTERNET as described in the instructions on your proxy card, or SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD in the pre-addressed postage-paid envelope included in this mailing.

EARLE M. JORGENSEN COMPANY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Maurice S. Nelson, Jr. and William S. Johnson, or either of them, each with full power of substitution, to act as proxies for the undersigned and to represent the undersigned at the Annual Meeting of Stockholders (the “Annual Meeting”) of Earle M. Jorgensen Company (the “Company”) and any adjournments or postponements of the Annual Meeting, and to vote, as designated below, and in their judgment and discretion upon such other business as may properly come before the Annual Meeting at any adjournments or postponements thereof, the number of shares of Company common stock the undersigned would be entitled to vote if personally present at the Annual Meeting. The Annual Meeting will be held at 10:00 a.m. California Time on August 18, 2005, at the Manhattan Beach Marriott, 1400 Parkview Avenue, Manhattan Beach, California 90266.

This Proxy was mailed to the stockholders of the Company on approximately July 22, 2005, with instructions to complete and return this Proxy to the Secretary of the Company or otherwise vote by telephone or the Internet. Only stockholders of record at the close of business on July 18, 2005, will be entitled to vote at the Annual Meeting. The undersigned hereby acknowledges receipt of the notice of the Annual Meeting and the proxy statement of the Company, dated as of July 22, 2005, soliciting the election of directors of the Company.

(Continued and to be signed on the reverse side)

COMMENTS:

ANNUAL MEETING OF STOCKHOLDERS OF

EARLE M. JORGENSEN COMPANY

August 18, 2005

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -
TELEPHONE - Call toll-free 1-800-PROXIES	COMPANY NUMBER
(1-800-776-9437) from any touch-tone telephone
and follow the instructions. Have your proxy card	ACCOUNT NUMBER
available when you call.
- OR -
INTERNET - Access “www.voteproxy.com” and
follow the on-screen instructions. Have your proxy
card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 5:00 PM Eastern Time on August 16, 2005.

ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
				FOR	AGAINST	ABSTAIN
1. Election of Directors:			In the discretion of the proxies to vote upon any and all other business matters which may properly come before the Annual Meeting or any adjournment thereof.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	O Maurice S. Nelson, Jr.
O David M. Roderick
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O William A. Marquard	The shares represented by this Proxy will be voted as directed, but if no instruction is specified and this Proxy is signed, this Proxy will be voted FOR the director nominees proposed by the Board of Directors and the Nominating and Corporate Governance Committee. If any other business is presented at the Annual Meeting or adjournment or postponement thereof, this Proxy will be voted by those named in this Proxy in their judgment and discretion.
O Earl L. Mason
☐	FOR ALL EXCEPT (See instructions below)	O Frank T. Nickell
O Joseph T. O’Donnell, Jr.
O Dr. John Rutledge
O Andrew G. Sharkey, III
O David I. Wahrhaftig
TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

EARLE M. JORGENSEN COMPANY

CONFIDENTIAL VOTING DIRECTIONS

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned as a Participant in the Earle M. Jorgensen Stock Bonus Plan (the “Plan”) hereby directs Wells Fargo Bank, N.A., or its successor, as trustee of the Plan (the “Trustee”), to vote at the Annual Meeting of Stockholders (the “Annual Meeting”) of Earle M. Jorgensen Company (the “Company”) and any adjournments or postponements of the Annual Meeting, and to vote, as designated below, and grants the Trustee the power and authority to vote the number of shares in the undersigned’s Plan account on the record date. The Annual Meeting will be held at 10:00 a.m. California Time on August 18, 2005, at the Manhattan Beach Marriott, 1400 Parkview Avenue, Manhattan Beach, California 90266.

These Confidential Voting Directions were mailed to Plan Participants on approximately July 22, 2005, with instructions to direct the Trustee by mail, telephone or the Internet as to how the number of shares in the Participant’s Plan account should be voted. Only stockholders of record at the close of business on July 18, 2005, will be entitled to vote at the Annual Meeting. The undersigned hereby acknowledges receipt of the notice of the Annual Meeting and the proxy statement of the Company, dated as of July 22, 2005, soliciting the election of directors of the Company.

(Continued and to be signed on the reverse side)

COMMENTS:

ANNUAL MEETING OF STOCKHOLDERS OF

EARLE M. JORGENSEN COMPANY

August 18, 2005

INSTRUCTIONS FOR CONFIDENTIAL VOTING DIRECTIONS

MAIL - Date, sign and mail your confidential voting directions card in the envelope provided as soon as possible.

- OR -
TELEPHONE - Call toll-free 1-800-PROXIES	COMPANY NUMBER
(1-800-776-9437) from any touch-tone telephone
and follow the instructions. Have your confidential voting directions card available when you call.	ACCOUNT NUMBER
- OR -

INTERNET - Access “www.voteproxy.com” and
follow the on-screen instructions. Have your confidential voting directions card available when you access the web page.

You may enter your confidential voting directions at 1-800-PROXIES or www.voteproxy.com up until 5:00 PM Eastern Time on August 16, 2005.

ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
				FOR	AGAINST	ABSTAIN
1. Election of Directors:			In the discretion of the proxies to vote upon any and all other business matters which may properly come before the Annual Meeting or any adjournment thereof.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	O Maurice S. Nelson, Jr. O David M. Roderick O William A. Marquard O Earl L. Mason O Frank T. Nickell O Joseph T. O’Donnell, Jr. O Dr. John Rutledge O Andrew G. Sharkey, III O David I. Wahrhaftig

☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)		Unless otherwise specified, all shares allocated to the undersigned’s Plan account will be voted FOR the director nominees proposed by the Board of Directors and the Nominating and Corporate Governance Committee and in the discretion of the Trustee or its proxies upon any and all other matters that may properly come before such Annual Meeting or any adjournment thereof. The Trustee shall vote all shares allocated to Participants’ Plan accounts for which properly completed confidential voting directions are not received prior to 5:00 p.m. Eastern time, on August 16, 2005, and all unallocated shares held in the Plan in the same proportion as the shares with respect to which properly completed confidential voting directions have been timely received from Participants in the Plan.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.